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                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is dated as of January 25, 1999, between NOBEL LEARNING COMMUNITIES, INC., a Delaware corporation ("Employer") and Daryl A. Dixon, an individual. residing at 6 Trotter Way, Collegeville, PA 19426 ("Executive").

                                   Background

      Executive wishes to be employed as President and Chief Operating Officer of Employer, and to be responsible for the functions and duties assigned to this position, and Employer wishes to assure itself of the services of Executive, and, upon the conditions hereinafter provided, Executive and Employer are prepared to enter into this employment agreement.

                                      Terms

      NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, intending to be legally bound hereby, the parties hereto agree as follows:

1.    Employment; Scope of Duties.

      1.1 Subject to and upon the terms and conditions set forth herein, Employer hereby employs Executive in the capacity of President and Chief Operating Officer, and Executive hereby accepts such employment and agrees to render his services exclusively to Employer, its subsidiaries and affiliates, in such capacity or similar capacity, and faithfully, diligently and to the best of his ability. Executive will perform those duties and responsibilities as may from time to time reasonably be specified by Employer. Such duties and responsibilities will initially include, without limitation, those duties set forth in Exhibit A attached hereto. Executive will be responsible for the efficient performance of such duties and responsibilities and will at all times operate within the goals, guidelines, budgets, policies and procedures now or hereafter established by Employer. Executive will report to the Chairman and Chief Executive Officer of Employer.

      1.2 Executive will devote his full business and professional time, energy and skill exclusively to the service of Employer, its subsidiaries and affiliates and to the promotion of its interests in accordance with the duties and responsibilities assigned to his by Employer hereunder and will not render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that the foregoing shall not be construed as preventing Executive from (a) making investments in other businesses or enterprises which do not provide services which are in competition with those provided by Employer, provided such investments do not require the provision of other than incidental services by Executive to the operation or affairs of such businesses or enterprises or (b) serving on the board of community and nonprofit organizations which do not provide services which are in competition with those provided by Employer; provided further that, in the case of both clauses (a) and (b), the provision thereof will not interfere with the performance of Executive's duties hereunder. Upon request of Employer, if Executive is duly elected or appointed, Executive shall serve, without additional compensation, as an officer or a director of Employer and its subsidiaries or affiliates; provided, however, that

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Executive shall have no obligation to accept election or appointment as an officer or a director prior to Employer providing "director and officer" insurance coverage to Executive.

2. Term. The term of Executive's employment will commence on February 19, 1999 and end on February 18, 2002, unless and until terminated earlier pursuant to the provisions of this Agreement (said period during which Executive is employed full time pursuant to this Agreement is hereinafter referred to as the "Employment Period").

3. Compensation. As compensation and consideration for Executive's services and responsibilities under this Agreement, Employer will pay Executive, and Executive will accept, the compensation and benefits set forth in this
Section 3.

      3.1 Base Salary. Employer shall pay to Executive a gross salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000) (hereinafter "Base Salary"), payable at such intervals as Employer pays the salaries of its executives generally (currently every two weeks), but not less frequently than monthly.

      3.2 Bonuses. Executive shall be eligible for an annual bonus according to a bonus plan to be established annually by Employer, in its sole discretion, such plan to incorporate projects determined by Employer's Chief Executive Officer in conjunction with Executive as part of Employer's annual business planning process; provided that each bonus plan shall allow Executive to earn 50% of Executive's Base Salary based on achievement of the Company's business plan plus up to an additional 50% of Executive Base Salary (for a total of 100%) for achievement of above business plan targets; provided further that Executive shall not participate in a bonus plan for the period from the first day of the Employment Period through June 30, 1999. Bonuses shall be calculated on a fiscal year basis, and shall be prorated for partial years. The bonus with respect to any fiscal year shall be payable within 30 days of the date that Employer receives from its auditors such auditor's report on its financial statements for such fiscal year and shall not be payable to Executive, nor be deemed to have accrued, unless Executive is employed by Employer on the date of scheduled payment or as otherwise provided within this Agreement.

      3.3 Stock Options. On the first day of the Employment Period, Employer will grant to Executive the option (the "Option") to purchase 150,000 shares of Employer's Common Stock. The grant with respect to 40,000 of such shares shall be pursuant to and subject to the terms of Employer's standard form of Non-Qualified Stock Option Agreement ("Stock Option Agreement") for grants under the Company's 1995 Stock Incentive Plan, a copy of which agreement is attached hereto as Exhibit B. The grant with respect to the remaining 110,000 of such shares shall be pursuant to and subject to the terms of a stock option agreement in substantially the same form as the Stock Option Agreement, except that such shares will not be issued under the 1995 Stock Incentive Plan and the agreement shall include customary investment representations and provisions giving Executive the right, after exercise of the Option, to require Employer to file a registration statement covering the shares issued (or, in the alternative, if Form S-8 is available, Employer will file a registration statement on such form prior to the date the shares become exercisable). The


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Option shall be subject to a three-year vesting schedule, with the Option becoming exercisable with respect to one-third of the shares subject to the Option on each of the first, second and third anniversary dates, respectively, of the first day of the Employment Period if the conditions set forth in the Stock Option Agreement have been satisfied. The exercise price under the Option will equal the mean between the highest and lowest quoted selling price of Employer's common stock on the NASDAQ National Market on the first day of the Employment Period. In the future, Executive will be eligible for grants of additional stock options based on performance at the sole discretion of Employer's Board of Directors (or the Compensation Committee of the Board of Directors).

      3.4 Car Allowance. Executive will be provided a $8,400 per year car allowance to cover all car expenses, including gasoline (provided that, in the case of trips to a destination which is 100 miles or more from Employer's corporate headquarters, Executive will be reimbursed for the cost of gasoline relating to the trip). Such car allowance shall be paid proportionately in each pay period.

      3.5 Vacation. Executive will be entitled to three (3) weeks vacation per year in years one and two and four (4) weeks in year three. All vacation periods requested must be approved by Employer's Chief Executive Officer. Vacation is on a "use or lose" basis, which means that carryover from year to year will not be permitted. Vacation balances will be forfeited if not used by the applicable anniversary date of the first day of the Employment Period.

      3.6 Sick Leave. Executive will receive sick days in accordance with Employer's policies.

      3.7 Executive Severance Plan. Executive shall be covered by the "Nobel Education Dynamics, Inc. Executive Severance Pay Plan," a copy of which is attached hereto as Exhibit C (the "Executive Severance Pay Plan"), upon execution and delivery to Employer of an acknowledgment, in standard form, of his agreement to submit any disputes thereunder to arbitration.

      3.8 Other Benefits. Executive shall be entitled to participate in all group health, group life insurance, short term disability, long term disability, hospital, medical plans and retirement plans according to Employer's policies for executive management personnel (or as may be decided by Employer if said items are discretionary with Employer). Such plans currently include:

            (a) 100% payment by Employer of family medical insurance (currently provided by Aetna/US Healthcare's HMO plan or Keystone HMO (as the employee elects) (with dental coverage available for an extra premium payable by Executive);

            (b) the Nobel Learning Communities 401(k) Savings Plan (in which Executive will become eligible to participate upon the first open enrollment period occurring after one year of service); provided that participation may be limited by Federal laws relating to the participation level of lower wage earners;


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            (c) tuition reimbursement (the current features of which include the requirement that courses be job-related and pre-approved, that reimbursement is limited to a specified maximum amount and that a minimum grade be achieved as a condition to reimbursement);

            (d) term life insurance equal to $10,000 plus one times Executive's Base Salary;

            (e) short-term disability insurance that extends coverage for a period of 26 weeks at a rate of 65% of Executive's Base Salary with a maximum weekly benefit of $325;

            (f) long-term disability insurance, as provided to other senior executives of Employer; and

            (g) 100% educational scholarship at any Nobel school for any of the Executive's children.

      3.9 Loan. The Executive will receive from Employer within 30 days of commencement of the Employment Period a loan of $90,000, the proceeds of which will be used exclusively to repay a loan with his prior employer. Such loan will accrue interest at a rate of 8% per annum. On the 18th day of each month of the Employment Period, if Executive is employed by Employer on such date, Employer will forgive 1/36 of the principal amount and associated interest of such loan. If Executive's employment is terminated due to a Change in Control and Termination Event (as such terms are defined in Sections 1.2 and 2.2(b) of the Executive Severance Pay Plan) (other than by reason of Section 2.2(b)(3) of the definition of Termination Event) or by Employer other than pursuant to Section 7.1(a), (b) or (c), such loan will be fully forgiven on the date of termination.

      3.10 Adjustments to Compensation. Executive's compensation will be reviewed annually each year on such date as is determined by Employer's Compensation Committee, such review to be conducted by the Compensation Committee consultation with the Chief Executive Officer. However, any adjustment shall be in the sole discretion of Employer and nothing contained herein shall in any manner obligate Employer to make any increase or provide any additional compensation to Executive.

4. Reimbursement of Expenses. Executive shall be allowed reasonable business expenses in connection with the performance of his duties hereunder upon submission by Executive of vouchers or itemized statements thereof prepared in compliance with such rules relating thereto as Employer may from time to time adopt (which rules may include the requirement that the Executive receive advance approval of such expenses) and as may be required in order to permit such payments as proper deductions to Employer under the Internal Revenue Code and the rules and regulations adopted pursuant thereto now or hereafter in effect.

5. Facilities. Executive shall be entitled to an office appropriate to his position and such secretarial services as are reasonably necessary to the performance of his duties.


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6. Photographs. Employer shall have the right to photograph Executive during the course of Executive's employment or at such other times when not at work, by camera, film, television, tape radio or other media, or record Executive in formal or informal conversation, interview, training sessions, etc., any of which may be in the format of a pre-planned program or in a spontaneous interview. The foregoing may be used by Employer or its affiliates or its advertising agency for commercial purpose, on labels, training films or other media at Employer's sole discretion. Executive's image, its replica, in whole or portions thereof, may be used, and Executive's name may be attributed thereto. Executive may be photographed individually or in a group. Executive's compensation fully stated herein, includes full and complete payment for all of the above and Executive hereby waives any further compensation, royalties, etc.

7.    Termination.

      7.1 Early Termination of Employment Period. Notwithstanding Section 2, the Employment Period shall sooner terminate upon the close of business on the earliest to occur of the dates specified below:

            (a) the date of death of Executive;

            (b) the date upon which Employer shall have given Executive written notice of the termination of his employment hereunder for "disability" (as defined in Section 7.2);

            (c) the date upon which Employer shall have given to Executive written notice of the termination of his employment for "cause" (as defined in Section 7.3); and

            (d) the date upon which Employer shall have given to Executive written notice of the termination of his employment without cause.

      7.2 Definition of "Disability". For purposes of this Agreement, the term "disability" shall mean that Executive cannot substantially perform his "essential duties" (which shall include any travel requirements) with or without reasonable accommodation and either (i) such situation persists for a period of 180 days in any 365 day period or (ii) in the opinion of a Pennsylvania licensed physician Executive is so disabled or incapacitated and he is unlikely to be able substantially to perform his "essential duties" with or without reasonable accommodation within 180 days. Determination of disability and the date thereof shall be reasonably made by Employer, relying on certificates of physicians, and Employer's decision shall be conclusive and binding, in the absence of fraud. If Employer so requests Executive will submit to an examination by a Pennsylvania licensed physician with expertise or knowledge of the type of disabling condition from which Executive allegedly suffers for the purpose of verifying whether the provisions of this Section 7.2 are applicable. If Executive refuses to cooperate in submitting to an examination as requested by Employer, Executive shall immediately be deemed "disabled" for the purposes of this Agreement. (Executive acknowledges that this Section 7.2 sets forth only the condition for which Executive may be terminated for disability, and that Employer is not required to pay (although it may pay) Executive


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for periods not worked in excess of vacation and sick days utilized, except as may be required by applicable law or to the extent that Executive receives benefits under Employer's short term disability or long term disability policies.)

      7.3 Definition of "Cause". For purposes of this Agreement, the term "cause" shall include, but not be limited to, any one of the following conditions or any one of the following events:

            (a) Executive's habitual intoxication or drug addiction;

            (b) violation of Employer's policies with respect to harassment (sexual or otherwise);

            (c) refusal or failure by Executive to perform such reasonable duties as may reasonably be delegated or assigned to him, consistent with his position, by Employer;

            (d) failure to devote his entire full week business to the duties of the position as provided herein, except permitted vacation periods and/or sickness leave;

            (e) continuing inattention or neglect by Executive of his duties hereunder, which inattention is not the result of illness or accident;

            (f) willful or wanton misconduct or negligence by Executive in connection with the performance of his duties;

            (g) the material breach by Executive of any provisions of this Agreement (including, without limitation, Section 9);

            (h) the commission by Executive of a felony, participation in any fraud or commission of any misdemeanor involving moral turpitude;

            (i) Executive's dishonesty detrimental to the best interest of Employer or any of its affiliates; and

            (j) involvement in any matter which, in Employer's opinion, is reasonably likely to cause prejudice or embarrassment to Employer's business.

provided, that, in the case of clauses (c), (d), (e), (f) or (g) of this Section 7.3, there shall not be "cause" unless Employer has first given Executive written notice specifying in reasonable detail the circumstances on which Employer believes there is "cause" for termination and Executive has failed to remedy the same with 15 days after the date of such notice or unless the condition or event is not subject to cure or a substantially similar condition or event has been the subject) of a prior notice by Employer within the twelve months preceding such notice.


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      7.4 Effect of Early Termination on Compensation.

            (a) Except as provided in Sections 7.4(b), (c) and (d), if the Employment Period is terminated as provided in Section 7.1 (including by reason of Executive's death or disability), Executive shall be entitled to receive only the compensation set forth in Section 3 accrued but unpaid as of the date of termination and all benefits shall terminate as of such date (except to the extent otherwise provided by law or under the terms of Employer's benefit plans and policies).

            (b) If during the Employment Period, (x) Employer terminates Executive's employment other than pursuant to Section 7.1(a), (b) or (c) and Executive is entitled to benefits under the Executive Severance Pay Plan by virtue of such termination or (y) Executive terminates his employment following the occurrence of Change in Control and Termination Event (as such terms are defined in Sections 1.2 and 2.2(b) of the Executive Severance Pay Plan) (other than by reason of Section 2.2(b)(3) of the definition of Termination Event), then Employer will make payments to Executive, as additional severance, as follows:

                  (i) At the time that payment is made under the Executive Severance Pay Plan (with reference to the appropriate provisions in respect of either Base Salary or bonus), Employer will pay to Executive an amount equal to:

                        (A)   Executive's annual Base Salary plus

                        (B) the bonus, if any, that Executive would have received had he been employed by Employer on the day on which, absent this provision, he would have had to have been employed to receive a bonus for the bonus period in which the date of termination occurs, prorated for the portion of the bonus period occurring prior to the date of termination; offset by

                        (C) the amount payable to Executive under the Executive Severance Pay Plan,

                        (If the amount in clause (i)(C) equals or exceeds the amounts in clauses (i)(A) plus (i)(B), then no additional severance payment shall be made under clause
                        (i).)

                  (ii) (A) Employer shall continue to pay Employee the compensation provided for pursuant to Section 3.1 until the last day of the Employment Period and provide the benefits referenced in Section 3.8 until the last day of the Employment Period (or such earlier date as a comparable benefit is being provided by a new employer) and (B) on each date that Executive would have been paid a bonus in


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                        respect of bonus years occurring during the Employment
                        Period, Employer shall pay Executive the amount of the bonus, if any, that Executive would have received had he been employed by Employer through the date on which he would have had to have been employed to receive a bonus for the last bonus year covered by the Employment Period; provided that Employer shall credit against any payments under this clause (ii) amounts payable to Executive (x) under the Executive Severance Pay Plan,
                        (y) under clause (i) above, and (z) by anyone other than Employer for Executive's services following the date of termination and prior to the last day of the Employment Period (provided that no reduction shall be made for unemployment benefits received).

If Executive violates any of the provisions of Section 10, the payments and benefits by Employer pursuant to this Section 7.4(b) shall immediately cease, and, in addition to any other rights which Employer may have to recover money damages from Executive or obtain injunctive relief in respect of such violation, Employer shall be entitled to recover from Executive all payments made pursuant to this Section 7.4(b).

            (c) If during the Employment Period Employer terminates Executive's employment other than pursuant to Section 7.1(a), (b) or (c) and Executive is not entitled to benefits under the Executive Severance Pay Plan by virtue of such termination, then Employer shall pay to Executive, as a severance payment, an amount equal to Executive's annual Base Salary plus the bonus, if any, that Executive would have received had he been employed by Employer on the day on which, absent this provision, he would have had to have been employed to receive a bonus for the bonus period in which the date of termination occurs, prorated for the portion of the bonus period occurring prior to the date of termination; provided further that, if Executive violates any of the provisions of Section 10, in addition to any other rights which Employer may have to recover money damages from Executive or obtain injunctive relief in respect of such violation, Employer shall be entitled to recover from Executive all payments made pursuant to this paragraph. Amounts in respect of Executive's Base Salary shall be paid within 30 days of termination of employment; amounts in respect of bonus shall be paid on the date that the bonus would have been paid to Executive had he remained employed by Employer.

            (d) If after the Employment Period Employer terminates Executive's employment other than on a basis that would have given Employer the right to terminate this Agreement (during the Employment Period) pursuant to Section 7.1(a), (b) or (c), then Employer shall pay to Executive, as a severance payment, an amount equal to Executive's annual Base Salary plus the bonus, if any, that Executive would have received had he been employed by Employer on the day on which, absent this provision, he would have had to have been employed to receive a bonus for the bonus period in which the date of termination occurs, prorated for the portion of the bonus period occurring prior to the date of termination; provided that Employer shall credit against any such payment any amount payable under the Executive Severance Pay Plan by virtue of such termination, provided further that,


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if Executive violates any of the provisions of Section 10, in addition to any other rights which Employer may have to recover money damages from Executive or obtain injunctive relief in respect of such violation, Employer shall be entitled to recover from Executive all payments made pursuant to this paragraph. Amounts in respect of Executive's Base Salary shall be paid within 30 days of termination of employment; amounts in respect of bonus shall be paid on the date that the bonus would have been paid to Executive had he remained employed by Employer.

            (e) Under no circumstances shall Executive be entitled to any compensation except as specifically set forth in this Section 7.4, including without limitation any severance pay or termination indemnity. Employer shall pay any funds provided for in this Section 7.4 to Executive, his estate or legal representative, as the case may be.

8. Expiration of Employment Period. On termination of the Employment Period, neither party shall be under any obligation to renew Executive's employment with Employer and, unless otherwise agreed by both parties in writing, any continued employment of Executive by Employer shall be on an "at will" basis. Notwithstanding any of the foregoing to the contrary, Executive's covenants under Section 10 shall continue so long as he is employed by Employer and for any additional periods specified therein.

9. Executive Representations. Executive represents and warrants to Employer that he is not a party to or bound by any agreement, arrangement or understanding, written or otherwise, which prohibits or in any manner restricts his ability to enter into and fulfill his obligations under this Agreement and/or to be employed by and serve Employer in an executive capacity. Executive will indemnify and hold harmless Employer from any claims, liabilities, damages, costs or expenses (including legal fees) resulting from third-party claims of any such conflict or breach.

10.   Certain Covenants of Executive.

      10.1 Intellectual Property. All rights in and to any and all inventions, ideas, techniques, methods, developments, works, improvements and other forms of intellectual property ("Intellectual Property"), whether or not patentable, which Executive (either alone or in conjunction with others) conceives, makes, obtains or reduces to product or commences so to do during his employment with Employer are and shall be the property of Employer. The foregoing shall not apply to Intellectual Property unrelated to any subject matter of actual or potential concern or interest to Employer or any of its affiliates which are not conceived, made, obtained or reduced to product in the course of Executive's employment or with the use of the time, material or facilities of Employer or any of its affiliates. Executive will make full and prompt disclosure to Employer of all Intellectual Property and, at Employer's request and expense but without additional compensation to Executive during his employment hereunder and with reasonable compensation thereafter, will at any time or times execute and deliver such foreign and domestic patent, trademark or copyright applications, assignments and other papers and take such other action (including without limitation testifying in any legal proceedings) as Employer considers necessary to vest, perfect, defend or maintain


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Employer's rights in and to such Intellectual Property. The provisions of this
Section 10.1 shall survive the termination, for any reason, of this Agreement.

      10.2  Nondisclosure of Confidential Information.

            (a) Executive shall not, during the period that Executive is employed by Employer or provides consulting services to Employer, or at any time thereafter, unless authorized to do so in writing by Employer, directly or indirectly disclose or permit to be known to, or used for the benefit of, any person, corporation or other entity (outside of the employ of Employer), or himself, any confidential information acquired by his during the course of or as an incident to his employment or association with Employer, whether or not pursuant to this Agreement. For the purposes of this Section 10.2, the term confidential information shall include, but not be limited to, all trade secrets, confidential or proprietary knowledge or information with respect to the conduct or details of Employer's business including, but not limited to, lists of customers or suppliers of Employer's business, pricing strategies, business files and records, trade secrets, curriculum, processes, costs, designs, marketing methods or any other financial, educational, curricular or other information about Employer's business or curriculum not in the public domain. The term "confidential information" shall not include any information which (i) is generally available to the public as of the date hereof, (ii) becomes generally available to the public after the date hereof, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of Executive, or (iii) becomes available to Executive after the date of termination of his employment with Employer on a non-confidential basis from a source other than Employer or its agents, provided that such source is not bound to Employer or its representatives by agreement, fiduciary duty or otherwise not to disclose such information.

            (b) All confidential information described in Section 10.1 shall be the exclusive property of Employer, and Executive shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with Employer, Executive shall return to Employer all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in his possession or control.

            (c) All correspondence, memoranda, notes, records, reports, plans and other papers and items delivered to Executive by Employer shall be the property of Employer, and Executive will deliver all copies thereof to Employer on termination of this Agreement or on earlier request.

      10.3 Nonsolicitation. During the period that Executive is employed by Employer or provides consulting services to Employer and for an additional period of two years thereafter, Executive will not employ any person who was on Nobel's payroll on the date of your termination of employment or one year prior to that date, take any action to solicit the employment of any such person, or direct or encourage any person to take any such action.


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

      10.4 Restrictive Covenant. During the period that Executive is employed by Employer or provides consulting services to Employer and for an additional period of two years thereafter, Executive shall not, directly or indirectly, operate, manage, own, control, be employed by, provide consulting services to, or in any way be connected with or be concerned with or be interested in (i) any pre-school, private school or child care center or program of any type (ii) any for profit or nonprofit business which provides which provides educational services of the nature provided by Employer, in each case, where services are provided within 25 miles of any place where Employee or a subsidiary or affiliate of Employer now or hereafter offers or plans to offer services; provided however, that nothing contained in this Section 10.4 shall prohibit such parties from owning in the aggregate less than 2% of the publicly traded stock of any company.

      10.5 Survival. The provisions of this Section 10 shall survive the termination, for any reason, of the Employment Period and of this Agreement, and shall continue, in the case of Sections 10.1 and 10.2, without termination, and, in the case of Sections 10.3 and 10.4, for the period contemplated therein (including any extended period as provided in Section 10.6).

      10.6 Remedies. Executive acknowledges that if he breaches his promises set forth in this Section 10, Employer will suffer irreparable damages, the amount of which will be impossible to ascertain and which cannot be reasonably or adequately compensated in an action of law. Accordingly, notwithstanding Section 11, in addition to all other remedies under this Agreement, Employer shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction; provided, however, that nothing herein shall be deemed to constitute consent by Executive to an ex parte proceeding. The remedies granted to Employer in this Agreement are cumulative and are in addition to remedies otherwise available to Employer at law or in equity. If Employer is obliged to resort to the courts for the enforcement of a covenant of Executive contained in Section 10.3 or 10.4 such covenant shall be extended for a period of time equal to the period of such breach, which extended period will commence on the later to occur of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant. To the extent that any statutes providing for discovery in any action to enforce any of the covenants or obligations of this Section 10.4 delay the time in which any party may initially propound, request or serve any discovery, the parties waive such provisions of such statues. Executive will not seek, and hereby waives any requirement for, the securing of posting of a bond or proving actual damages in connection with Employer's or its affiliates' seeking or obtaining any injunctive or equitable relief in connection with Executive's covenants or other obligations under this Section 10. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $5,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be. Executive consents to in personam jurisdiction and venue in each of the United States District Court for the Eastern District of Pennsylvania and the Court of Common Pleas of Delaware County, Pennsylvania, and waives the right to contest in personam jurisdiction and venue in such courts.


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11. Arbitration of Certain Disputes. Any and all controversies or claims arising out of or relating to this Agreement, or the breach thereof, or any other claim by Executive against Employer arising from the employment of Executive or the termination of Executive's employment, including without limitation claims alleging violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e, et. seq., the Age Discrimination in Employment Act, 29 U.S.C. ss.621, et. seq., the Americans with Disabilities Act, 42 U.S.C. ss.12101 et. seq., the Family and Medical Leave Act, 29 U.S.C. ss.2601, et. seq., any statutes of any state, and any contract or any principle of state or federal common law, shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The procedure established by this Section 11 shall be the exclusive method for resolution of such disputes. Copies of the American Arbitration Association Employment Discrimination Resolution Rules are available through our Human Resources Department and may be obtained upon request. Any request or demand for arbitration of any dispute covered by this Section 11 shall be filed with the American Arbitration Association no later than 300 days after the event which gave rise to the claim. Notwithstanding the foregoing, Employer or Executive may seek injunctive relief in any court of law in connection with an alleged violation of any provision of Section 10, as provided in Section 10.6.

12.   Miscellaneous

      12.1 Binding Effect. This Agreement shall be binding upon Executive, his personal representative or representatives and testate or intestate distributees and upon Employer and its successors and assigns; provided that this Agreement shall be assignable by Employer to an affiliate or any person, firm or corporation which may become a successor in interest to Employer in the business presently operated by it or which may acquire all or substantially all of Employer's assets or a majority of Employer's voting capital stock. The term "affiliate" used in this Agreement shall mean any entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Employer, or is a successor of Employer. This Agreement is a personal services contract and may not be assigned by Executive.

      12.2 Survival of Certain Provisions. It is expressly understood by the parties to this Agreement that certain provisions, rights, and obligations pursuant to this Agreement are expressly meant to survive the termination of the Employment Period and the termination of this Agreement and shall be given full effect pursuant to their terms.

      12.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or be sent by certified mail or overnight courier addressed to Executive at his address set forth in the first paragraph of this Agreement or to Employer at Nobel Learning Communities, Inc., Rose Tree Corporate Center II, 1400 North Providence Road, Media, PA 19063, Attn. President, with a copy to Nobel Learning Communities, at the same address, Attn: General Counsel, or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. Any such notice shall become effective upon being mailed or, in the case of delivery by hand or overnight courier, upon receipt.

      12.4 Governing Law. This Agreement is made and delivered in the Commonwealth of Pennsylvania and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

      12.5 Prevailing Party. Should any party default in performance of any of the terms and conditions of this Agreement which results in a claim for damages, specific performance or other remedy, the prevailing party in such action suit shall be entitled to its reasonable attorneys' fees and court or arbitration costs from the nonprevailing party. For the purposes of this Section 12.5, in any action with respect to the enforcement of a covenant set forth in Section 10, Employer shall be deemed to have prevailed if any such covenant is enforced in part, even if the applicable court exercises its discretion to limit or reduce the duration or scope thereof or enforces only certain of such covenants.

      12.6 Entire Agreement; Modifications. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and there are no agreements, representations or warranties not herein set forth. This Agreement supersedes any prior written or oral agreement or understanding relating to the subject matter hereof. No modification of this Agreement shall be valid unless in writing and signed by the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

      12.7 Severability; Savings Clause. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

      12.8 Attorney Review. Executive acknowledges that this Agreement will have important legal consequences and imposes significant requirement on Executive, including the obligation to refrain from certain activities after the termination of his employment or consultancy with Employer. Accordingly, Executive acknowledges that Employer has recommended that he retain legal counsel to review this Agreement and that he has been provided with adequate time to obtain such review.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.


                                        NOBEL LEARNING COMMUNITIES, INC.


                                        By:_____________________________________
                                           A. J. Clegg
                                           Chairman and Chief Executive Officer


                                        EXECUTIVE:


                                        ________________________________________
                                        Daryl A. Dixon

                                                                       EXHIBIT A

                        PRESIDENT/CHIEF OPERATING OFFICER

The initial duties and responsibilities include but are not limited to the following:

1. Responsible for all school operations (initially with the exception of learning challenged schools) which shall include total P&L responsibility for all preschools, elementary schools and middle schools. Included shall be responsibility for budgeting, performance, quality of programs and facilities, personnel, new school performance and school acquisitions performance.

2. Responsible for all programs ancillary to school operations which occur within the schools such as after-school programs, summer camps, corporate programs, school stores, portrait programs, fund raisers, etc.

3. Responsible for summer camps P&L performance which shall include the generalized preschool programs and elementary/middle school camps which shall include standard camps as well as specialty camps such as sport camps, theme camps and educational enhancement camps.

4.    Responsible for the promotion and marketing of all products and services.

5. Responsible for the content development, program implementation, program adherence and program success for all educational programs within the learning communities.

6. Responsible for all operation's human resource management including salary administration, fringe benefit administration and personnel motivation.

7. Responsible for being a key member of the CEO's Executive Committee whose responsibilities shall include internal compensation administration, corporate planning, long range planning and short range strategic decisions.

8. Responsible for the general duties as an officer of Nobel Learning Communities, Inc.

Reporting to this position are the Vice President - Western Operations, Vice President - Southern Operations, Vice President - Northern Operations, Vice President - Marketing, Vice President Education and the Vice President - Human Resources.

This position reports to the Chairman/Chief Executive Officer.

                                                                       EXHIBIT B

                         NOBEL EDUCATION DYNAMICS, INC.

                      Non-qualified Stock Option Agreement


      NON-QUALIFIED STOCK OPTION AGREEMENT dated as of [DATE] ("Agreement") between NOBEL EDUCATION DYNAMICS, INC., a Delaware corporation (the "Company"), and 1 ("Employee").

1.    Definitions

      1.1. "Change in Control" shall have the meaning set forth in Section 12 of the Plan, as the same may be amended from time to time (except that no such amendment shall have the effect of making this definition more restrictive).

      1.2. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      1.3. "Committee" means the Compensation Committee appointed by the Board of Directors of the Company to administer the Plan.

      1.4. "Common Stock" means the Company's Common Stock, par value $0.001 per share.

      1.5. "Date of Exercise" means the date on which the notice required by
Section 4.1 is received by the Company.

      1.6. "Date of Grant" means [DATE].

      1.7. "Fair Market Value" shall mean the value of the Common Stock arrived at by a good faith determination of the Committee and shall be:

            (a) The mean between the highest and lowest quoted selling price, if there is a market for the Common Stock on a registered securities exchange or in an over the counter market, on the date specified;

            (b) The weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the specified date, if there are no such sales on the specified date but there are such sales on dates within a reasonable period both before and after the specified date (determined as set forth in Section 7(a) of the Plan);

            (c) The mean between the bid and asked prices, as reported by the National Quotation Bureau on the specified date, if actual sales are not available during a reasonable period beginning before and ending after the specified date; or

            (d) Such other method of determining Fair Market Value as shall be authorized by the Code, or the rules or regulations thereunder, and adopted by the Committee.

      1.8. "Option" means the option granted hereunder. The Option hereby granted is a non- qualified stock option (i.e., not an "incentive stock option" within the meaning of section 422 of the Code).

      1.9. "Optioned Stock" means the shares of Common Stock that are subject to the Option.

      1.10. "Plan" means the Nobel Education Dynamics, Inc. 1995 Stock Incentive Plan attached as Exhibit A and incorporated herein by reference.

      1.11. "Subsidiary" means any corporation (whether or not in existence at the time the Plan is adopted) which, at the time an Award is granted, is a subsidiary of the Company under the definition of "subsidiary corporation" contained in section 424(f) of the Code, or any successor.

      1.12. "Termination Date" means the earliest to occur of the following:

            (a) the tenth (10th) anniversary of the Date of Grant;

            (b) if Employee's employment by the Company (and Subsidiaries) is terminated by either party for any reason other than death or disability, the date three months after the date of such termination of employment;

            (c) if Employee shall become disabled (within the meaning of section 22(e)(3) of the Code) during Employee's employment and Employee's employment is terminated as a consequence of such disability, the date one year after the date of such termination of employment; or

            (d) if Employee shall die during Employee's employment, the date one year after the date of death;

provided that if Employee's employment is terminated for any reason other than death and Employee shall die following such termination of employment but prior to the expiration of the period determined under clause (b) or (c) above (whichever is applicable), then the Termination Date shall mean the earlier of
(i) the tenth (10th) anniversary of the Date of Grant and (ii) the date one year after the date of death;

provided, further, that, in any event, the Committee shall have the authority to extend further the Termination Date if permitted to do so by the Plan.

2.    Grant of Option.

      Subject to the terms and conditions of this Agreement, the Company hereby grants to Employee the option to purchase the number of shares of Common Stock listed on the signature page hereof. The exercise price of the Option in respect of each share of Optioned Stock shall be $[PRICE], subject to adjustment pursuant Section 9 hereof and the Plan. Notwithstanding the foregoing, only full shares shall be issued hereunder, and any fractional share which might otherwise be issuable upon the exercise of the Option shall be forfeited.

3.    Time of Exercise.

      The Option shall be exercisable from time to time following the Date of Grant through the Termination Date with respect to all or any portion of the Option which shall have been vested as of the Date of Exercise. The Option shall vest with respect to one-third of the shares of Optioned Stock subject thereto as of the Date of Grant on each of the first, second and third anniversary dates of the Date of Grant; provided however that upon a Change in Control, the Option shall immediately vest with respect to all of the shares of Optioned Stock. The Option shall terminate absolutely at 5:00 p.m. New York Time on the Termination Date.

4.    Manner of Exercise; Payment.

      4.1. Exercise of the Option shall be effected by giving written notice of exercise to the Company, in care of the Secretary of the Company. Any such notice shall state the number of shares of Optioned Stock for which the Option is being exercised and shall be accompanied by payment in full of the exercise price for such shares of Optioned Stock. Such notice shall be irrevocable once given.

      4.2. Employee shall have the right to exercise the Option with respect to all or part of the Optioned Stock. Exercise of the Option with respect to part of the Optioned Stock does not waive or limit Employee's rights with respect to the balance of the Optioned Stock.

      4.3. The exercise price for the Optioned Stock upon exercise shall be payable in cash or its equivalent; provided, however, that if the Committee, in its discretion, so determines at or prior to the time of exercise, Employee may pay all or a portion of the exercise price in shares of Common Stock previously acquired by Employee; provided further that if such shares were acquired through exercise of an option or under a stock appreciation right or through the grant by the Company of restricted stock or unrestricted stock, Employee shall have held such shares for a period of more than 12 months on the Date of Exercise; provided further that any right to pay the exercise price by delivery of shares shall be subject to applicable laws. In the event all or a portion of the aggregate exercise price is paid with shares of Common Stock, the shares of Common Stock surrendered in payment of such Option shall be valued at the Fair Market Value of such shares on the Date of Exercise.

5.    Nontransferability.

      The Option shall not be assignable or transferable by Employee, otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable only by the Grantee; provided that in the event of Employee's legal disability, the Option may be so exercised by Employee's guardian or legal representative and in the event of Employee's death, the Option may be so exercised by Employee's estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of Employee. If Employee is married at the time of exercise of the Option and if Employee so requests at the time of exercise, the certificate or certificates issued shall be registered in the name of Employee and Employee's spouse, jointly, with right of survivorship.

6.    Securities Laws

      The Company may from time to time impose any conditions on the exercise of the Option as it deems necessary or advisable to ensure that the Option granted hereunder, and the exercise thereof, satisfy the applicable requirements of federal and state securities laws. Such conditions to satisfy applicable federal and state securities laws may include, without limitation, the partial or complete suspension of the right to exercise the Option, the printing of legends on certificates issued pursuant to Section 7 and requiring Employee to deliver to the Company a representation letter as to Employee's investment intent.

7.    Issuance of Certificates for Shares

      Subject to the provisions of this Agreement, the certificates for the shares of Common Stock issuable upon exercise of the Option shall be delivered to Employee (or to such person entitled thereto in accordance with Section 5) as promptly after the Date of Exercise as is feasible, provided that the exercise shall not be complete, and the Company shall not be obligated to make such deliveries, until (a) Employee has made payment in full for such shares of Optioned Stock pursuant to Section 4 and (b) Employee and the Company (or such Subsidiary as is the employer of Employee) have arranged for the payment by Employee to the Company (or such Subsidiary), or the withholding from Employee's other compensation, of an amount in cash equal to the amount of any tax required to be withheld by the Company (or such Subsidiary) by any applicable federal or state laws or regulations on account of such exercise. The Company may also condition delivery of shares of Common Stock upon the prior receipt from Employee of any undertakings or representations that it may determine are required to ensure that the certificates are being issued in compliance with federal and state securities laws.

8.    Rights Prior to Issuance of Certificates

      Neither Employee nor the person to whom the rights of Employee shall have passed by will or the laws of descent and distribution shall have any of the rights of a stockholder with respect to any shares of Optioned Stock until the date of the issuance to such person of certificates for such shares of Optioned Stock pursuant thereto.

9.    Stock Dividends; Subdivision or Combination of Shares

      The number of shares of Common Stock subject to the Option (as well as the Option exercise price per share), shall, subject to the provisions of section 424(a) of the Code, (a) be adjusted to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company and
(b) be adjusted as provided in Section 11 of the Plan upon certain other events.

10.   Option Not to Affect Employment

      The Option granted hereunder shall not confer upon Employee any right to continue in the employment of the Company or any Subsidiary of the Company.

11.   Withholding.

      Each Employee authorizes the Company to make any required withholding from such Employee's compensation for the payment of any and all income taxes and other sums that may be due any governmental authority (other than taxes imposed directly upon the Company) as a result of the receipt by Employee of compensation income pursuant to the foregoing payments, and agrees, if requested by the Company and if the Company has complied with its obligations hereunder, and in lieu of all or a portion of such withholding, to pay the Company in a lump sum such amounts as the Company may be required to remit to any governmental authority on behalf of Employee in respect of any such taxes and other sums. Subject to applicable law, and to the extent permitted by the Committee in accordance with the Plan, Employee may satisfy the minimum required federal withholding tax, in whole or in part, by electing to have the Company withhold (or by returning to the Company) shares of Common Stock.

12.   Status of Option; Interpretation.

      The Committee shall have sole power to resolve any dispute or disagreement arising out of this Agreement. The Option is subject to the terms and conditions of the Plan as now in effect and as may be amended, from time to time, in accordance with the Plan (which terms and conditions are and automatically shall be incorporated herein by reference and made a part hereof and shall control in the event of any conflict with any of the terms of this Agreement).

13.   Miscellaneous

      13.1 All notices and other communications hereunder shall be in writing and shall be transmitted by messenger, courier service or certified first-class mail (in each case postage or cost of delivery prepaid) and shall be effective when delivered. The address for notices and other communications of (i) the Company is Rose Tree Corporate Center II, 1400 North Providence Road,

Suite 3055, Media, PA 19063, Attn: Corporate Secretary, and (ii) Employee is the address set forth below under Employee's signature. Either party may change its address for notice given notice to the other pursuant to this Section 13.1.

      13.2. This Agreement may be executed in two or more counterparts all of which taken together will constitute one and the same instrument.

      13.3. This Agreement shall be governed by the applicable Code provisions to the maximum extent possible; otherwise, the operation of, and the rights of Employee under this Agreement shall be governed by applicable federal law and otherwise by the laws of the State of Delaware.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                                            NOBEL EDUCATION DYNAMICS, INC.


                                            By:_________________________________
                                                 [NAME]
                                                 [TITLE]

                                            EMPLOYEE:

                                            ____________________________________
                                            FIELD(1)

                                            Employee's Address:

                                            FIELD(2)


Number of Shares
of Optioned Stock: FIELD(3)